UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FMC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FMC Corporation

William G. Walter

Chairman, President and

Chief Executive Officer

March 16, 2007

Dear Stockholder:

It is my pleasure to invite you to attend the Company’s 2007 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 24, 2007 at 2:00 p.m. local time at the Top of the Tower, 1717 Arch Street, 50th Floor, Philadelphia, Pennsylvania. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, I will report to you on the Company’s earnings, results and other achievements during 2006 and on our outlook for 2007. We welcome this opportunity to have a dialogue with our stockholders and look forward to your comments and questions.

Your vote is important. Please vote your proxy promptly so your shares can be represented. Please see your proxy card for specific instructions on how to vote.

If you plan to attend the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. If your shares are held by a bank, broker or other intermediary and you plan to attend, you must enclose with your notification evidence of your ownership, such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement. If you wish to vote at the meeting, please refer to the section of this proxy statement entitled “How to Vote” for specific instructions.

I look forward to seeing you on April 24th.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 24, 2007

2:00 p.m.

Top of the Tower

Fiftieth Floor

1717 Arch Street

Philadelphia, Pennsylvania 19103

March 16, 2007

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of FMC Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Re-elect two directors, William F. Reilly and William G. Walter, each for a term of three years.

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007.

•	Vote on any other business properly brought before the meeting.

MANAGEMENT RECOMMENDS A VOTE FOR BOTH OF THE PROPOSALS.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

By order of the Board of Directors,

Andrea E. Utecht

Vice President,

General Counsel and Secretary

I. Information About Voting

Solicitation of Proxies. The Board of Directors of FMC Corporation (the “Company” or “FMC”) is soliciting proxies for use at the Company’s 2007 Annual Meeting of Stockholders and any adjournments of that meeting. The Company first mailed this proxy statement, the accompanying form of proxy and the Company’s Annual Report for 2006 on or about March 16, 2007.

Agenda Items. The agenda for the Annual Meeting is to:

1.	Elect two directors;

2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007; and

3.	Conduct other business properly brought before the meeting.

Who Can Vote. You can vote at the Annual Meeting if you are a holder of the Company’s common stock, par value of $0.10 per share (“Common Stock”), on the record date. The record date is the close of business on March 1, 2007. You will have one vote for each share of Common Stock. As of March 1, 2007, there were 38,328,014 shares of Common Stock outstanding.

How to Vote. You may vote in one of four ways:

•	You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate;

•	You can vote by Internet;

•	You can vote by telephone; or

•	You can come to the Annual Meeting and cast your vote there.

If you plan to cast your vote at the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. In addition, if you hold your shares through a broker or bank and you wish to vote at the Annual Meeting, you must obtain a legal proxy from them authorizing you to vote at the Annual Meeting. We will be unable to accept a vote from you at the Annual Meeting without that authorization. If you are a registered stockholder and wish to vote at the Annual Meeting, in addition to the above attendance notification, you must provide proper identification as the stockholder of record at the registration desk, but no additional authorization will be required in order to cast your vote.

Use of Proxies. Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the Board nominees for director and FOR the ratification of KPMG LLP. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Quorum Requirement. We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting in person or are represented by proxy at Annual Meeting. Abstentions, broker non-votes (described below) and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action. Directors are elected by a plurality vote of shares present in person or represented by proxy at the meeting. Other actions require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Abstentions or Lack of Instructions to Banks, Brokers, or Employee Benefit Plan Trustees.

Abstentions will not be counted as votes cast for the election of directors, and with respect to the ratification of the appointment of the independent registered public accounting firm, abstentions will have the effect of a vote against such proposal.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the stockholder with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with New York Stock Exchange rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the election of directors and ratification of the appointment of the independent registered public accounting firm are considered routine matters.

If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 19, 2007 how to vote your shares, or if you vote on some but not all matters that come before the Annual Meeting, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote your undirected shares in proportion to the votes received from other participants, and in the case of the Company’s other employee plans, vote your shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Revoking a Proxy. You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice to the Corporate Secretary of FMC;

•	Delivering a properly executed, later-dated proxy;

•	Attending the Annual Meeting and voting in person, provided that you comply with the conditions set forth in the section of this proxy statement above entitled “How to Vote”; or

•	If your shares are held through an employee benefit plan, your revocation must be received by the trustee by April 19, 2007.

II. The Proposals To Be Voted On

Election of Directors

The Company has three classes of directors, each having a term of three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The current term for Class III directors expires at the 2007 Annual Meeting; if re-elected, their next term will expire at the 2010 Annual Meeting.

Nominees for Director The nominees for director this year are William F. Reilly and William G. Walter. Information about the nominees and the continuing directors is contained in the section of this proxy statement entitled “Board of Directors.”

The Board of Directors expects that both of the nominees will be able and willing to serve as directors. If either nominee becomes unavailable, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

James R. Thompson, a Director since 1991 and a member of the Class III directors, will retire from the Board effective at the Annual Meeting, on April 24, 2007. The Board extends its thanks to him for his counsel and service.

The Board of Directors recommends a vote FOR the election of William F. Reilly and William G. Walter.

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has approved KPMG LLP continuing to serve as the Company’s independent registered public accounting firm for 2007. For the years 2005 and 2006, KPMG’s fees were as follows:

	($000)

	2006	2005
• Audit Services (1)	2,048	1,919
• Audit Related Services (2)	115	110
• Tax Services (3)	375	380
• All Other Services (4)	240	220

• TOTAL	2,778	2,629

(1)	Fees for professional services performed by KPMG LLP for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Fees for services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits, and attestations by KPMG that are required by statute or regulation.

(3)	Fees for professional services performed by KPMG with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance.

(4)	Fees for other permissible work performed by KPMG that does not fall within the categories set forth above. For the years listed above, this work consists of tax filing for individual employees involved in the Company’s expatriate program.

Pre-Approval of Independent Registered Public Accounting Firm Services The Committee has adopted a Pre-Approval Policy with respect to audit and non-audit services performed by its independent registered public accounting firm. The following is a summary of the Policy.

Prior to the commencement of services for a given year, the Audit Committee will grant pre-approvals of expected services and estimated fees, as presented by the independent registered public accounting firm. The independent registered public accounting firm will routinely update the Committee during the year in which the services are performed as to the actual services provided and related fees pursuant to the Pre-Approval Policy.

Unexpected services not captured under the Pre-Approval Policy, or where actual fees exceed pre-approved amounts, will require specific approval before the services may be rendered. Requests or applications to provide such services that require specific approval by the Audit Committee will be submitted to the Chairman of the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the Securities and Exchange Commission (“SEC”) regarding auditor independence. Authority to grant approval for such services has been delegated to the Chairman of the Audit Committee, subject to a $100,000 limit for each request, and provided that any such approval would then be reviewed by the full Committee at the next regularly scheduled meeting. Any such request exceeding that amount would require the approval of the full Audit Committee.

The Audit Committee has determined that the independence of KPMG LLP has not been adversely impacted as a result of the non-audit services performed by such accounting firm.

We expect a representative of KPMG LLP to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007.

III. Board of Directors

Nominees for Director

Class III—New Term expiring in 2010

William F. Reilly Principal Occupation: Chairman and Chief Executive Officer of Summit Business Media, LLC, a diversified media company Age: 68 Director Since: 1992

Mr. Reilly is the Chairman and Chief Executive Officer of Summit Business Media, LLC. He was the Chairman and Chief Executive Officer of Aurelian Communications, LLC from 1999 to 2006. Mr. Reilly was the Founder of PRIMEDIA Inc., a diversified media company. He served as Chairman and Chief Executive Officer of the firm from 1990 to 1999. From 1980 to 1990, he was with Macmillan, Inc., where he served as President and Chief Operating Officer since 1981. Prior to that, he was with W.R. Grace beginning in 1964, serving as Assistant to the Chairman from 1969 to 1971 and serving successively from 1971 to 1980 as President and Chief Executive Officer of its Textile, Sporting Goods and Home Center Divisions. Mr. Reilly previously served on the board of FMC Technologies, Inc. Currently, Mr. Reilly serves on the Board of Trustees of The University of Notre Dame, and WNET, the public television station serving the New York area. He also serves on the boards of directors of F&W Publishing Company, LLC, Barnes & Noble, and Harvard Business School Publications.

William G. Walter Principal Occupation: Chairman, Chief Executive Officer and President, FMC Corporation Age: 61 Director Since: 2000

Mr. Walter was elected Chairman, Chief Executive Officer and President of the Company in 2001. He had been Executive Vice President of the Company since 2000. Mr. Walter joined the Company in 1974 as a Business Planner in corporate headquarters. He became General Manager of the Company’s former Defense Systems International Division in 1986, Director of Commercial Operations of the Company’s Agricultural Chemicals Group in 1991, General Manager of the Company’s Alkali Chemicals Division in 1992 and Vice President and General Manager of the Company’s Specialty Chemicals Group in 1997. He is a member of the Board of Directors of the American Chemistry Council, the National Association of Manufacturers and International Paper Company.

Directors Continuing in Office

Class I—Term Expiring in 2008

Edward J. Mooney Principal Occupation: Retired Chairman and Chief Executive Officer, Nalco Chemical Company Age: 65 Director Since: 1997

From March 2000 to March 2001, Mr. Mooney served as Délégué Général—North America, Suez Lyonnaise des Eaux. He was Chairman and Chief Executive Officer of Nalco Chemical Company from 1994 to 2000. He serves as a director of The Northern Trust Company, FMC Technologies, Inc., Cabot Microelectronics Corporation and PolyOne Corporation.

Enrique J. Sosa Principal Occupation: Former President BP Amoco Chemicals Age: 66 Director Since: 1999

Mr. Sosa was President of BP Amoco Chemicals from January 1, 1999 to April 1999. From 1995 to 1998, he was Executive Vice President of Amoco Corporation. Prior to joining Amoco, Mr. Sosa served as Senior Vice President of The Dow Chemical Company, President of Dow North America and a member of its Board of Directors. Mr. Sosa has previously served on the Board of Directors of Electronic Data Systems, Dow Corning Corporation and Destec Energy, Inc. He also served as a member of the Executive Committee of the American Plastics Council, a member of the Executive Committee of the American section of the Society of Chemical Industry, and a member of the American Chemical Council. Mr. Sosa is currently a director of Pediatrix and Amtrak.

Directors Continuing in Office

Class II—Term Expiring in 2009

Patricia A. Buffler Principal Occupation: Dean Emerita and Professor of Epidemiology, School of Public Health, University of California, Berkeley Age: 68 Director Since: 1994

Dr. Buffler served as Dean of the School of Public Health, University of California, Berkeley, from 1991 to 1998 and has been a Professor since 1991. She received her BSN from Catholic University of America in 1960, and a master’s degree in health administration and epidemiology and a Ph.D. in epidemiology from the University of California, Berkeley in 1965 and 1973, respectively. She has served as an advisor to the World Health Organization, the National Institutes of Health, the U.S. Public Health Service Centers for Disease Control and Prevention, the U.S. Environmental Protection Agency, the U.S. Department of Energy, the U.S. Department of Defense, and the National Research Council. She was elected as a Fellow of the American Association for the Advancement of Science in 1992 and served as an officer for the Medical Sciences section from 1994- 2000. She has served as President for the Society for Epidemiological Research (1986), the American College of Epidemiology (1992), and the International Society for Environmental Epidemiology (1992-1993). In 1994, she was elected to the Institute of Medicine, National Academy of Sciences.

G. Peter D’Aloia

Principal Occupation: Senior Vice President and Chief Financial Officer American Standard Companies, Inc., a diversified supplier of air conditioning systems and related services, plumbing products and vehicle control systems

Age: 62

Director Since: 2002

Mr. D’Aloia was elected Senior Vice President and Chief Financial Officer of American Standard Companies, Inc. effective February 1, 2000. Prior to that, he was employed by AlliedSignal Inc. (now known as Honeywell), a diversified industrial company, most recently serving as Vice President—Business Development. He spent 27 years with AlliedSignal Inc. in diverse management positions, including Vice President—Taxes, Vice President and Treasurer, Vice President and Controller, and Vice President and Chief Financial Officer for the Engineered Materials sector. He is a member of the Board of Directors of AirTran Airways.

C. Scott Greer Principal Occupation: Principal, Greer and Associates, a private investment management firm Age: 56 Director Since: 2002

Since June, 2006, Mr. Greer has been a principal in Greer and Associates. Until June 2005, he was Chairman of Flowserve Corporation, a manufacturer of industrial flow management equipment. He served as Chairman from April, 2000, and as its Chief Executive Officer from January, 2000. Mr. Greer joined Flowserve Corporation in 1999 as President and Chief Operating Officer. Prior to that, he was President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997. Mr. Greer serves on the Board of Directors of Washington Group and is an Advisory Board Member of Proudfoot Consulting.

Paul J. Norris Principal Occupation: Non-Executive Chairman of W. R. Grace & Co. Age: 59 Director Since: 2006

Until May 2005, Mr. Norris served as Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in W. R. Grace’s businesses for the six years prior to his retirement as Chief Executive Officer. He is currently W. R. Grace’s Non-Executive Chairman. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. W. R. Grace filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in April 2001. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998, President, AlliedSignal Polymers Division from 1994 to 1997, and President, AlliedSignal Chemicals & Catalysts from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation, including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business Director for Petroleum Catalysts. Mr. Norris has previously served on the Board of Directors of Borden Chemicals, Inc. He is a member of the Board of Directors of Sealy Corporation, and performs advisory services for Kohlberg Kravis Roberts & Co., currently the majority shareholder of the Sealy Corp.

IV. Information about the Board of Directors and Corporate Governance

Meetings

During 2006, the Board of Directors held six regular meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board and all committees on which they served.

Committees and Independence of Directors

The Board of Directors has five standing committees: an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee, an Executive Committee, and a Public Policy Committee.

The Audit Committee, Compensation and Organization Committee, and Nominating and Corporate Governance Committee are all composed of non-employee directors each of whom has been determined by the Board to be independent, on the basis set forth below. With the exception of the Chief Executive Officer, no director is a current or former employee of the Company, its subsidiaries or affiliates.

The Board has affirmatively determined that none of the non-employee directors has any material relationship with the Company, its subsidiaries or affiliates other than as a director, and that they all qualify as independent. In order to be considered independent by the Board, a director must meet the requirements set forth in the SEC and New York Stock Exchange (“NYSE”) rules regarding independence, and further have no present or former employment by the Company, its subsidiaries or affiliates.

The Board found that no non-employee director has any material business, family or other relationship with the Company, its subsidiaries or affiliates. Mr. Norris is the Non-Executive Chairman of W.R. Grace & Co. which has purchased products from the Company in the past, although not in 2006. The amounts involved in 2004 and 2005 did not exceed $64,000 per year. In addition, Mr. Thompson is the chairman of the law firm of Winston and Strawn, which represented the Company in 2006 in matters arising out of a former joint venture, at a cost of $24,000. Winston and Strawn did not represent the Company in 2004 or 2005. The Board has determined that none of these transactions were material to either the Company or the other entity. On that basis, the Board has concluded that Mr. Norris and Mr. Thompson meet the independence standards applied by the Board.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, including conducting an annual self-assessment. A copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review the effectiveness and adequacy of the Company’s internal controls

•	Review the annual report, proxy statement and periodic SEC filings such as the Company’s reports on Form 10K and 10Q, including Management’s Discussion and Analysis, and ensure that the Company’s financial reports fairly represent its operations

•	Review the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal auditor function

•	Review significant changes in accounting policies

•	Select the independent registered public accounting firm and confirm its independence

•	Review potentially significant litigation

•	Review Federal income tax issues

•	Review the Company’s policies with respect to risk assessment and risk management

•	Review with management the Company’s earnings releases

•	Monitor the Company’s compliance with legal and regulatory requirements

•	Pre-approve audit and non-audit services provided by the independent registered public accounting firm

Members: Mr. D’Aloia (Chair), Dr. Buffler, Mr. Mooney and Mr. Sosa. The Board of Directors has determined that Mr. D’Aloia meets the SEC requirements for an “audit committee financial expert” and all members of the committee are “financially literate” as required by the NYSE. The Board has also determined that no committee member sits on the audit committee of more than three public companies.

Number of Meetings in 2006: 8

Compensation and Organization Committee

The Board has adopted a written charter that outlines the duties of the Compensation and Organization Committee, including conducting an annual self-assessment. A copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”.

The principal duties of this Committee are discussed more fully in the Compensation Discussion and Analysis, and include, among other things:

•	Review and approve compensation policies and practices for senior executives

•	Establish the total compensation for the Chief Executive Officer

•	Review and approve major changes in the Company’s employee benefit programs

•	Approve Annual Incentive awards and equity awards and grants made under the Company’s Incentive Compensation and Stock Plan

•	Review the Compensation Discussion and Analysis and based on such review, recommend to the Board of Directors that it be included in the annual proxy statement

•	Review significant organizational changes and management succession planning

•	Recommend to the Board of Directors candidates for officers of the Company

•	Evaluate the Chief Executive Officer and oversee evaluation of management performance

Members: Mr. Mooney (Chair), Mr. Greer, Mr. Norris, Mr. Reilly and Mr. Sosa.

Number of Meetings in 2006: 4

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Corporate Governance Committee, including conducting an annual self-assessment. A copy of the

Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review and recommend candidates for director

•	Recommend Board of Directors meeting formats and processes

•	Oversee corporate governance, including an annual review of governance principles

•	Review and approve director compensation policies, including the determination of director compensation

•	Oversee Board of Directors and Committee evaluation procedures

•	Determine director independence

Members: Mr. Greer (Chair), Mr. Reilly, and Mr. Thompson (retiring in April 2007).

Number of Meetings in 2006: 4

Executive Committee

The Executive Committee acts in place of the Board of Directors when the full Board of Directors is not in session.

Members: Mr. Walter (Chair), Mr. Mooney and Mr. Reilly.

The Executive Committee did not meet during 2006.

Public Policy Committee

The Board of Directors has adopted a written charter that outlines the duties of the Public Policy Committee. The principal duties of this Committee, among other things, include:

•	Review the Company’s government and legislative programs and relations

•	Report to the Audit Committee on the Company’s legal compliance efforts

•	Review the Company’s public relations initiatives and its environmental, safety and process safety compliance

Members: Dr. Buffler (Chair), Mr. Sosa, Mr. Thompson (retiring in April 2007), Mr. Norris and Mr. Walter.

Number of Meetings in 2006: 1

Director Who Presides Over Executive Sessions

In accordance with the FMC Corporation Statement of Governance Principles, Policies and Procedures, the non-employee members of the Board of Directors meet in regularly scheduled executive sessions without management. The Chair of the Compensation and Organization Committee, Mr. Mooney, presides over these sessions. See the section below entitled “Communicating with the Board” for procedures for communicating with Mr. Mooney.

Director Compensation

The table below shows the total compensation paid to each director who served on the Board during 2006.

Compensation Plan The Company maintains the FMC Corporation Compensation Plan for Non-Employee Directors to provide for the compensation described in the table below. The CEO is the only employee who is also a director; however, he receives no additional compensation for his role as a director.

Retainer and Fees Currently, each non-employee director is paid an annual retainer of $40,000 or a prorata amount for any portion of a year served. At least $25,000 of the annual retainer is paid in fully vested restricted stock units, which are payable in Common Stock upon termination from the Board of Directors. The remainder is paid in quarterly installments in cash, or, at his/her election, the director may be compensated in additional fully vested restricted stock units. Each non-employee director also receives $1,500 for each Board of Directors meeting and Board of Directors committee meeting attended, and each director is reimbursed for reasonable incidental expenses. Each director who chairs a Committee is paid an additional $7,000 per year except the Chairman of the Audit Committee, who is paid $9,000 per year. Audit Committee members also receive an additional $3,000 annual retainer.

Restricted Stock Units Currently, each director also receives an annual grant of restricted stock units having a value of $35,000 on the date of grant. These restricted stock units vest at the Annual Meeting of Stockholders held in the year following the date of grant and all restricted stock units that have vested are payable in Common Stock once service from the Board has terminated.

Other Compensation Under the FMC Corporation Compensation Plan for Non-Employee Directors, non-employee directors receive the same dividend equivalent rights on their vested and unvested restricted stock units as a holder of regular common stock. Such dividend equivalent rights are equal in value to the cash dividends paid to shareholders. No other remuneration is paid to non-employee directors for services as a director of the Company. Non-employee directors do not participate in the Company’s nonqualified deferred compensation plan, or employee benefit plans, including, but not limited to, the qualified and nonqualified pension plans. The Company supports the charitable donations of directors under its matching gifts plan that provides a dollar-for-dollar match of gifts up to $10,000 per year, to certain educational institutions and arts and cultural organizations.

Determination of Director Compensation The Nominating and Corporate Governance Committee is responsible for reviewing and approving director compensation. It periodically commissions a compensation study of director compensation. The last study was completed by Mercer Human Resource Consulting (“Mercer”) in December 2006 and included a comparator group made up of the peer companies listed in the Compensation Discussion and Analysis. Based on the results of this study, the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the following changes in compensation to be effective as of May 1, 2007: annual retainer, $42,000; Audit Committee chair fee, $10,000; Compensation Committee chair fee, $9,000; Audit Committee annual retainer, $5,000; and value of annual grant of restricted stock units, $60,000. (The meeting fees and chairman fees for other committees remain the same.) The changes are designed to deliver total compensation to the directors at the 50th percentile of the comparator group.

Director Stock Ownership Policy The Company has established guidelines setting expectations for the ownership of Company stock by directors. The guidelines for stock unit retention are five times the director’s annual restricted stock unit grant. These guidelines were adopted in February 2006 and provide that all directors will be in compliance within five years of the date of their election.

Director Compensation Table 2006
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (3) (g)	Total ($) (h)
Patricia A. Buffler	46,000	60,000	—	—	—	8,993	114,993
G. Peter D’Aloia	48,000	60,000	—	—	—	4,429	112,429
Mark P. Frissora (4)	15,400	27,592	—	—	—	1,122	44,114
C. Scott Greer	40,000	60,000	—	—	—	3,702	103,702
Edward J. Mooney	52,000	60,000	—	—	—	8,209	120,209
Paul J. Norris	18,000	75,000	—	—	—	440	93,440
William F. Reilly	36,000	60,000	—	—	—	17,743	113,743
Enrique Sosa	46,500	60,000	—	—	—	17,675	124,175
James R. Thompson	31,500	60,000	—	—	—	7,431	98,931

(1)	The number of restricted stock units granted was derived by dividing the amount shown in Column (c), Stock Awards, by the closing price of Company stock on the date of grant (May 1, 2006), which was $63.03. The grant date fair value and the dollar amount recognized for financial statement purposes for 2006 under FAS 123R are the same for these awards. The aggregate number of restricted stock units outstanding at fiscal year end for each non-employee director is as follows: Dr. Buffler, 17,671; Mr. D’Aloia, 9,170; Mr. Frissora, 0; Mr. Greer, 7,817; Mr. Mooney, 16,211; Mr. Norris, 1,659; Mr. Reilly, 15,343; Mr. Sosa, 15,216; and Mr. Thompson, 14,761.
(2)	No stock options have been awarded to non-employee directors since 1999. Mr. Reilly holds stock options covering 3,146 shares which were granted in 1997, 1998 and 1999.
(3)	This total includes the value of dividend equivalent rights; as well as Company charitable donations under its matching gifts plan, which are limited to $10,000 per director annually. Such matching gifts included for Mr. Reilly, $10,000, and for Mr. Sosa, $10,000.
(4)	Mr. Frissora resigned from the Board of Directors effective August 18, 2006, and therefore a portion of his restricted stock units had not vested and were cancelled.

Corporate Governance

Communicating with the Board Stockholders and any interested parties may communicate with the Board of Directors, the Chair of the Compensation and Organization Committee (who presides over executive sessions of the Board) or any individual member of the Board as follows: Communications must be in writing, sent care of the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103. All communications with the Board, the Chair of the Compensation and Organization Committee or any individual director will be delivered as addressed.

Director Nomination Process The Nominating and Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating and Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating and Corporate Governance Committee evaluates candidates based on the qualifications for director described in its Charter. These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standard described in the section above entitled “Committees and Independence of Directors”. The Nominating and Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Nominating and Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees’ qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-Laws, accompany the stockholder’s recommendation. In accordance with the Company’s By-Laws, any stockholder nominations for election as directors at the 2008

Annual Meeting must be delivered to the Company at the address set forth below, not later than January 25, 2008. All nominations must be sent to the Nominating and Corporate Governance Committee, care of the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Attendance at Annual Meetings The Company expects all of its directors to attend the Annual Meeting of Stockholders. All directors attended the 2006 Annual Meeting.

Stockholder Proposals for the 2008 Annual Meeting Stockholders may make proposals to be considered at the 2008 Annual Meeting. In order to make a proposal for consideration at the 2008 Annual Meeting, a stockholder must deliver notice to the Company at the address set forth below, containing certain information specified in the By-Laws, not less than 60 or more than 90 days before the date of the meeting. However, if the Company provides less than 70 days’ notice of public disclosure of the date of the 2008 Annual Meeting, then the deadline for the stockholder’s notice and other required information is 10 days after the date of the Company’s notice or public disclosure of the date of the Annual Meeting.

In addition to being able to present proposals for consideration at the 2008 Annual Meeting, stockholders may also be able to have their proposals included in the Company’s proxy statement and form of proxy for the 2008 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to the Company at the address set forth below not later than November 19, 2007, and the stockholder must otherwise comply with applicable SEC requirements. If the stockholder complies with these requirements for inclusion of a proposal in the Company’s proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary, and all notices referred to above must be sent to the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Corporate Governance Documents The Company’s website is located at www.fmc.com. The following corporate governance documents are posted on the website:

Audit Committee Charter

Compensation and Organization Committee Charter

FMC Statement of Governance Principles, Policies and Procedures (This document includes both the Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Principles.)

The above documents are available in print upon request. Please direct your request for a copy of any document to Investor Relations Department, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Code of Ethics and Business Conduct Policy The Company has a Code of Ethics and Business Conduct Policy that applies to all directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. It is posted on the Company website at www.fmc.com and is available in print by writing to the Investor Relations Department at the address provided in the preceding section. The Company intends to post any amendments to, or waivers from, the Policy required to be disclosed by either SEC or NYSE regulations on its website.

Compensation Committee Interlocks and Insider Participation The members of the Compensation and Organization Committee (“Committee”) during 2006 were: Messrs. Mooney, Greer, Norris, Reilly and Sosa. All members of the Committee are non-employee directors, each of whom has been determined by the Board to be independent on the basis described in the above section entitled “Committees and Independence of Directors.” No member of the Committee has been an officer or employee of the Company, and no executive officer of the Company has served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2006.

Related Party Transactions Policy On December 8, 2006, the Board of Directors adopted a written Statement of Policy with respect to Related Party Transactions. The Policy sets forth the Company’s position and procedures with respect to review, approval or ratification of related party transactions, including the types of transactions addressed by the Policy, and the corporate function responsible for applying the Policy and related procedures.

Under the Policy, “related parties” are defined to include executive officers and directors of the Company and their immediate family members, a shareholder owning in excess of five percent (5%) of the Company, and entities in which any of the foregoing have a substantial ownership interest or control. With respect to any transaction where a related party receives a benefit in excess of a de minimis amount of $5,000, the Policy requires that the transaction be pre-approved (or, if less than $120,000, ratified) by the Audit Committee and disclosed where required by SEC rules. The Policy also provides that any related party who is presented with a “corporate opportunity” within the Company’s line of business, must first offer that opportunity to the Company.

Notwithstanding the foregoing, in the case of an ordinary course business transaction between the Company and an entity of which a director of the Company is an executive officer or significant shareholder, provided the director does not otherwise have a material interest in the transaction, the Policy provides a different standard for the review and approval of transactions that involve payments to or from the Company in excess of either: i) 1% of the Company’s annual consolidated revenue or ii) the greater of $1 million and 1% of the other entity’s consolidated revenue. If the transaction does not exceed the above-mentioned thresholds (and the director does not have a material interest in the transaction), the transaction will be reviewed by the Nominating and Corporate Governance Committee as part of its review of director independence. If the director does have a material interest in the transaction, regardless of whether the above-mentioned thresholds are exceeded, the transaction must be approved or ratified by the Audit Committee in accordance with the preceding paragraph.

In the event of an ordinary course business transaction that exceeds the above-mentioned thresholds where the director does not have a material interest, the transaction is not required to be pre-approved by the Audit Committee. Instead, the Audit Committee will review the transaction as soon as possible and will determine whether to either ratify or disallow the transaction. In the case of any such transaction associated with prospective directors, review and approval by the Audit Committee must occur prior to the director’s election. After approval or ratification, in each case the director will provide updated information at least annually on the aggregate payments involved in the transaction. This information will be reviewed by the Nominating and Corporate Governance Committee in connection with its review of directors’ independence. If the aggregate amounts involved in the transaction exceed the thresholds noted above, the Audit Committee shall be required again to review and ratify the transaction.

V. Security Ownership of FMC Corporation

Management Ownership

The following table shows, as of December 31, 2006, the number of shares of Common Stock beneficially owned by each current director, the executive officers named in the Summary Compensation Table and all current directors and executive officers as a group. With the exception of Mr. Walter, each director and each executive officer named in the Summary Compensation Table beneficially owns less than one percent of the Common Stock.

Title of Class	Name	Beneficial Ownership on December 31, 2006 FMC Common Stock	Percent of Class
Common	Patricia A. Buffler (1)	17,115	*
Common	Theodore H. Butz (2)	98,213	*
Common	G. Peter D’Aloia (1)	8,615	*
Common	W. Kim Foster (2)	177,876	*
Common	C. Scott Greer (1)	7,261	*
Common	Edward J. Mooney (1)	15,655	*
Common	Paul J. Norris (1)	1,104	*
Common	William F. Reilly (1)	23,324	*
Common	Enrique Sosa (1)	14,660	*
Common	Milton Steele (2)	152,771	*
Common	James R. Thompson (1)	14,206	*
Common	William G. Walter (2)	618,037	1.6%
Common	D. Michael Wilson (2)	72,265	*
	All current directors and executive officers as a group—16 persons (1)(2)	1,362,441	3.5%

*	Less than one percent of class

(1)	Includes shares subject to options granted and vested restricted stock units credited to individual accounts of non-employee directors under the FMC Corporation Compensation Plan for Non-Employee Directors and predecessor plans (See section of this proxy statement entitled “Director Compensation”). The number of restricted stock units credited to directors under those plans included in the table above is as follows: Dr. Buffler, 17,115; Mr. D’Aloia, 8,615; Mr. Norris, 1,104; Mr. Greer, 7,261; Mr. Mooney, 15,655; Mr. Reilly, 17,933; Mr. Sosa, 14,660 and Mr. Thompson, 14,206. Directors have no power to vote or dispose of shares represented by restricted stock units until the shares are distributed after the director terminates from the Board of Directors and, until such distribution, directors have only an unsecured claim against the Company. The holders of these restricted stock units will be credited with additional restricted stock units having a value equal to the amount of any dividends paid by the Company on its Common Stock.

(2)	Shares “beneficially owned” include: (i) shares owned by the individual; (ii) shares held by the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2006; (iii) shares of restricted stock; and (iv) shares subject to options that are exercisable within 60 days of December 31, 2006. Item (iv) includes options to purchase 508,741 shares for Mr. Walter; options to purchase 132,714 shares for Mr. Foster; options to purchase 85,021 shares for Mr. Steele; options to purchase 69,678 shares for Mr. Butz; options to purchase 47,382 shares for Mr. Wilson; and options to purchase 930,006 shares for all current executive officers as a group.

Other Security Ownership

Based on available information, the persons listed below beneficially own more than five percent of the Company’s Common Stock as of December 31, 2006:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMC Corporation Savings and Investment Trust c/o Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	2,280,542 shares held in trust for participants in the employee 401(k) plan (1)	6.0%
FMR Corp Fidelity Management & Research 1 Federal Street Boston, MA 02110	4,251,616 shares (2)	11.1%
M&G Investment Management, Ltd. The Governor’s House Laurence Pountney Hill London EC4R OHH United Kingdom	3,028,402 shares (2)	7.9%

(1)	These shares are held in trust for the beneficial owners (the participants in FMC Corporation Savings and Investment Plan) and shall be voted by the trustee in proportion to the votes received by participants, if the beneficial owners do not exercise their right to direct such vote. In response to a tender or exchange offer, the trustee may tender or sell shares only in accordance with the written instructions of the participants.

(2)	The number of shares of stock beneficially owned was determined by a review of Schedules 13G, as amended, filed with the SEC.

VI. Executive Compensation

Compensation Discussion and Analysis

Overview of Executive Compensation Philosophy

Compensation and Organization Committee

The Compensation and Organization Committee (“Committee”), composed entirely of independent directors, is guided by its charter to review and approve executive compensation policies and practices and to oversee their administration.

Committee Charter

The Committee’s Charter describes its duties, responsibilities and procedures. The charter is available on-line at www.fmc.com under Corporate Governance. The Committee’s membership is determined by the Nominating and Corporate Governance Committee. In 2006, the Committee met four times.

The Committee establishes total compensation for the chairman, president and chief executive officer (“CEO”) annually at its February meeting. The Committee reviews and evaluates the performance of the CEO and develops base salary and incentive payment recommendations for the review and approval of the full Board of Directors. The Committee also approves all compensation decisions for the other named executive officers listed in Column (a) of the Summary Compensation Table (all named executive officers listed in the Summary Compensation Table, the “NEOs”). Their approval extends to base salary, annual incentives, long-term incentives, executive level benefits and perquisites.

The Committee Chairman provides a full accounting of the Committee’s decisions to the Board of Directors following each Committee meeting. All new Committee members are provided a comprehensive executive compensation guide to facilitate their transition to the Committee by enhancing their understanding of the Company’s executive compensation policies and practices.

The Committee recognizes its responsibility to maintain a competitive executive compensation program that will ensure the Company’s ability to attract, motivate and retain top talent while at the same time aligning the financial interests of the executive with that of its shareholders. Pay for performance and market based compensation are important elements of the Company’s compensation philosophy. The Company considers several measures of corporate performance, job performance and labor market dynamics in the design and administration of the NEO executive compensation arrangements described later in this section.

Compensation Consultant

Mercer has been engaged by the Committee as its expert advisor on matters of executive compensation. It also provides consulting services to the Company in evaluating and designing its executive compensation program. A representative of Mercer attends certain meetings of the Committee, as requested.

Mercer provides the Committee with advice and counsel on a broad range of executive compensation matters. The scope of their services includes, but is not limited, to the following:

•	Apprising the Committee of compensation-related trends and developments in the marketplace

•	Informing the Committee of regulatory developments relating to executive compensation practices

•	Providing the Committee with assessments of the market competitiveness of the Company’s executive compensation

•	Assessing the relationship between executive compensation and pay for performance

•	Recommending changes to the executive compensation program to enhance shareholder value, maintain competitiveness, and ensure alignment with business strategies and governance

All executive compensation related services are performed on a fee for service basis and are paid for by the Company.

Compensation Philosophy

As previously stated, the Company’s compensation program for NEOs is designed to attract, motivate and retain top talent, to pay for performance and to align the financial interests of the NEOs with those of the Company’s shareholders. In designing compensation arrangements for NEOs, the Committee has considered the importance of:

•	Balancing variable compensation components so that appropriate focus is put on achieving both short and long-term operating and strategic objectives,

•	Motivating the NEOs to use sound business judgment and practices that will contribute to increased shareholder value,

•	Ensuring that the achievement of key financial goals and strategic objectives is financially rewarding for the NEO.

In addition, the Committee believes that putting a significant percentage of compensation at risk helps focus the executive on achieving certain key objectives that are important to delivering the performance expected by shareholders.

Components of Executive Compensation

The components of the Company’s compensation program with respect to NEOs include base salary, an annual incentive and a long-term incentive. Together, these three elements comprise the NEOs’ total direct compensation (“TDC”).

The Company relies on both industry surveys and analysis of proxy statements from peer companies (the “Market”) to benchmark the components of its NEO compensation and to validate TDC, including the appropriate mix of cash and equity, as well as NEO benefits and perquisites. The Company uses industry survey sources conducted by Mercer and the Hay Group (“Hay”) as part of its benchmarking of competitive compensation.

In order to obtain the most accurate information for the comparison of executive compensation practices, the Company uses survey data from Mercer and Hay that include a greater number of companies than would be covered by a survey of just the S&P Midcap 400 Index. These broader surveys include companies that are comparable to those in the S&P 400 Chemicals Index.

In addition to these survey sources, the Company uses proxy statement data from the following U.S. based companies that in size and complexity are deemed reasonable comparators or peer companies:

Agrium	Lubrizol
Albemarle	Olin
Cabot	Rockwood Holdings
Chemtura	Sensient Technologies
Cytec Industries	Valspar
Hercules	Westlake Chemical

The last comprehensive benchmarking study was conducted by Mercer in August 2005 as part of a biennial review of executive compensation.

The Company also believes that internal equity is an important and necessary consideration in valuing jobs that cannot be validated by industry surveys due to the uniqueness of the position or the lack of sufficient relevant data.

Base Salary

Salary ranges for NEOs are established based on similar positions in other companies of comparable revenue, size and complexity. Performance levels from “needs improvement” to “exceptional” are delineated within the salary range structure and provide guidance for the administration of salaries.

The Company establishes base salary range midpoints at the 50th percentile of the Market. Salary ranges are expressed as grades with each grade having a range from 75% to 125% of midpoint. This structure allows the Company to differentiate in the delivery of base salary in accordance with its pay for performance philosophy.

Starting salaries are a function of an employee’s skills, experience, expertise and expected job performance. Subsequent salary adjustments for the NEOs (except the CEO) are based on job performance as assessed by the CEO who recommends the appropriate base salary to the Committee for their approval. The Committee itself determines any salary adjustment for the CEO. Base salary reviews are part of the broader compensation review that occurs at the February meeting of the Committee.

In 2006, the Committee recommended and the Board approved a base salary increase for the CEO, Mr. Walter, of 5.88%. This increase reflected the Committee’s assessment of Mr. Walter’s performance in the prior year in which he met or exceeded his major objectives. The Committee also approved the CEO’s recommendations for base salary increases for Messrs. Butz, Foster, Steele and Wilson. Each received increases of 5.0%, 6.2%, 6.0% and 5.0% respectively. (Salaries are set forth in Column (c) of the Summary Compensation Table.) These increases reflected the CEO’s assessment of the NEOs’ performance in the prior year in which they met or exceeded their major objectives.

Annual Incentive

The Incentive Compensation and Stock Plan (“ICSP”), is a shareholder-approved plan designed to facilitate the grant of both short and long term incentives.

The Annual Incentive is a component of the ICSP that rewards NEOs for the achievement of key short-term objectives. It is designed to recognize and reward both individual and team achievement. The Committee reviews and approves the award design, performance measures and objectives. The Committee also reviews and approves the award results and payouts.

The Annual Incentive is designed to deliver a cash payout that is slightly above the 50th percentile of the Market when objectives are met. Annual Incentive amounts vary by position and are expressed as a percentage of base salary. All NEOs received an Annual Incentive payment for performance in 2006 (see footnote (2) to Column (g) of the Summary Compensation Table).

The Annual Incentive is comprised of two components, a Business Performance Incentive (“BPI”) and an Annual Performance Incentive (“API”).

The BPI component is focused on key financial measure(s) such as net income, earnings before interest and taxes (EBIT) and working capital. The CEO establishes the appropriate financial measure(s) for the corporation and each business unit and recommends this measure(s) and specific performance objectives to the Committee for approval at the February meeting. BPI performance for the corporation and each business unit is approved by the Committee following its review of year end financial results.

The API generally consists of a set of non-financial objectives specific to each NEO. The CEO establishes API measures and objectives for other NEOs and evaluates performance against the objectives. API measures for the CEO are approved, and his performance against these measures is evaluated, by the Committee. All NEO Annual Incentive awards are approved during the February meetings of the Committee and the Board. Details concerning Annual Incentive awards for 2006 are provided in the section entitled “Annual Incentive Awards” of the narrative to the Grants of Plan-Based Awards Table.

Long-Term Incentives

Long-Term Incentive (“LTI”) awards are also granted under the ICSP. The LTI award is designed to motivate, retain and link the NEOs’ long-term compensation with increases in shareholder value. The LTI target is based on position and is designed to deliver compensation at the 50th percentile of the Market. However, for better-than-Market performance, the LTI award can produce results that are above the LTI target. The Committee has broad discretion to approve the appropriate type(s) of LTI awards.

The Committee believes that LTI awards should compensate NEOs, in a meaningful way, for delivering sustainable long-term value to shareholders. LTI awards for the NEOs, except for the CEO, are recommended by the CEO and approved by the Committee. The LTI award for the CEO is recommended by the Committee and approved by the full Board of Directors. All LTI awards are approved during the February meetings of the Committee and the Board.

In 2006, the LTI award consisted of nonqualified stock options, restricted stock and a component of performance-based cash, as further described below. The Committee believes that the combination of equity and performance-based cash delivers long-term compensation that directly aligns the financial interests of NEOs with shareholders, provides incentive to outperform industry group peers on a relative basis and rewards for better-than-Market performance. All LTI awards are subject to forfeiture until the applicable vesting conditions are met. There is no fixed policy regarding the allocation among equity and cash. Allocation among these components is up to the discretion of the Committee and is decided on a year by year basis based on objectives the Committee then wishes to achieve. (See the Grants of Plan-Based Awards Table and Columns (e), (f) and (g) of the Summary Compensation Table.)

Equity Awards

Annual Stock Option Grants

The Committee is the only party authorized to grant stock options to NEOs. The Committee’s practice is to grant stock options as part of the LTI awards to NEOs at its February meeting, subsequent to the release of the Company’s earnings for the previous calendar year. In determining the number of options required to meet the compensation level approved by the Committee for an NEO, the Company divides that portion of the LTI award value related to stock options by the product of i) the thirty day average stock price for the period preceding the February meeting of the Committee times ii) a fair market value based on a Black Scholes calculation.

The exercise price of all stock option awards to NEOs is equal to the closing price of the Company’s stock on the date of grant, which is the same day the Committee approves the grants. Option grants are not specifically timed to precede or follow the Company’s release of material information to the public.

Restricted Stock

Restricted Stock, when used as a component of the LTI awards, is restricted for a period of three years. The recipient is entitled to receive dividend payments during the period of restriction. Once the restriction expires, shares are delivered to the recipient, less any shares used to satisfy statutory tax withholding obligations. In determining the number of shares required to meet the compensation level approved by the Committee for an NEO, the Company divides that portion of the LTI award value related to restricted stock by the thirty day average stock price for the period preceding the February meeting of the Committee.

Special Restricted Stock Grants

The Key Manager Award (“KMA”) is designed primarily as a recognition and retention program for outstanding management talent. The Committee may also authorize the use of a KMA to attract key talent. These special awards of restricted stock are generally subject to a four year period of restriction, but in all other respects have the same characteristics as the restricted stock used as part of the LTI award. KMAs are recommended by the CEO. The Committee may recommend a KMA for the CEO for approval by the full Board.

Performance-Based Cash

The CEO may recommend a performance-based cash component to the annual LTI award. When used, performance-based cash is linked to a corporate performance measure recommended by the CEO. The measure and corresponding objectives are approved by the Committee. Like the LTI equity awards discussed above, performance-based cash has a three-year vesting period. In 2004, 2005 and 2006, performance-based cash was used as an LTI component. Details are provided in the subsection entitled “Performance-Based Cash” of the narrative to the Grants of Plan-Based Awards Table.

Potential Benefits Related to Change in Control or NEO termination

The Company has entered into an executive severance agreement with each NEO that provides certain benefits in the event of a change in control. The Committee believes that the long-term interests of shareholders are best served by providing reasonable income protection for NEOs to address situations in which they may otherwise be distracted by their potential loss of employment. In addition, the Committee has approved benefit guidelines applicable to the NEOs in the event of the termination of their employment unrelated to a change in control which are intended to provide reasonable transition assistance. The details of all such benefits are set forth in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Deductibility of Executive Compensation, Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “IRC”) limits the annual amount of compensation that the Company may deduct to $1,000,000. An exception to this regulation is for performance-based compensation which meets certain requirements of the IRC. Awards made under the ICSP may qualify as performance-based compensation under Section 162(m) of the IRC . However, not all grants that may be made under the ICSP or that have been made under the ICSP meet all requirements for deductibility under Section 162(m) of the IRC. Unless the amounts involved become material, the Committee believes that it is more important to preserve its flexibility under the ICSP to craft appropriate incentive awards than to meet every requirement for deductibility with respect to every grant. The Committee believes that this is not currently an issue, but continues to monitor the effects of Section 162(m) of the IRC in its consideration of executive compensation delivery.

Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Company stock by executive officers. The guidelines for stock ownership are expressed in multiples of one to four times the executives’ annual base salary.

The CEO ownership target is four times his base salary. The CFO has a target of two times his base salary. The other NEOs have ownership targets of one times their base salary. These ownership guidelines are reviewed and, if necessary, adjusted every other year in conjunction with the formal market study of executive compensation.

Officers of the company, who are subject to ownership targets, have a period of up to five years from the date of their election or appointment to meet the guidelines. All NEOs are in full compliance with current ownership guidelines.

The Director Stock Ownership Policy is on page 12 of this proxy statement.

Executive Compensation Tables

Summary Compensation Table 2006
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
WILLIAM G. WALTER Chairman, President and Chief Executive Officer	2006	891,667	—	972,697	678,210	2,783,825	2,429,946	123,464	7,879,809
W. KIM FOSTER Senior Vice President and Chief Financial Officer	2006	497,551	—	272,801	135,104	804,950	646,082	75,683	2,432,171
MILTON STEELE Vice President, General Manager Agricultural Products Group	2006	406,442	—	172,165	114,648	715,461	696,646	43,655	2,149,017
THEODORE H. BUTZ Vice President, General Manager Specialty Chemicals Group	2006	364,457	—	218,440	114,648	553,381	150,291	126,961	1,528,178
D. MICHAEL WILSON Vice President, General Manager Industrial Chemicals Group	2006	364,457	—	172,165	114,648	373,977	60,291	110,294	1,195,832

(1)	There were no forfeitures of any of these awards during 2006. See Note 14 to the Consolidated Financial Statements contained in the Company’s report on Form 10K for the year ended December 31, 2006 for the assumptions used in the valuations that appear in this column.
(2)	The totals listed in this column include amounts earned under the Incentive Compensation and Stock Plan as follows: (i) with respect to the Annual Incentive for 2006, for Mr. Walter, $1,286,675, for Mr. Foster, $457,000, for Mr. Steele, $420,261, for Mr. Butz, $258,181, and for Mr. Wilson, $78,777; (ii) with respect to the Performance-Based Cash component of the 2006 Long-Term Incentive Award, for Mr. Walter, $345,450, for Mr. Foster, $90,850, for Mr. Steele, $77,100, for Mr. Butz, $77,100, and for Mr. Wilson, $77,100; (iii) with respect to the Performance-Based Cash component of the 2005 Long-Term Incentive Award , for Mr. Walter, $500,000, for Mr. Foster, $85,700, for Mr. Steele, $72,700, for Mr. Butz, $72,700, and for Mr. Wilson, $72,700; (iv) with respect to the Performance-Based Cash component of the 2004 Long-Term Incentive Award, for Mr. Walter, $651,700, for Mr. Foster, $171,400, for Mr. Steele, $145,400, for Mr. Butz, $145,400, and for Mr. Wilson, $145,400.
(3)	The amounts listed in this column are attributable to changes in the pension values under the Company’s qualified and nonqualified defined benefit plans. There were no above market earnings with respect to any nonqualified deferred compensation plans.
(4)	The amounts stated in this column include: (i) with respect to the Company’s matching contribution to the FMC Corporation Savings and Investment Plan, for Messrs. Walter, Foster, Steele and Butz, $11,000, and for Mr. Wilson, $9,025 ; (ii) with respect to the Company’s matching contribution to the FMC Corporation Non-Qualified Savings and Investment Plan, for Mr. Walter, $33,027; for Mr. Foster, $34,961; for Mr. Steele, $25,603; for Mr. Butz, $17,389; and for Mr. Wilson, $24,566; (iii) with respect to dividends paid on unvested restricted stock, for Mr. Walter, $37,593, for Mr. Foster, $14,394, for Mr. Steele, $7,052, for Mr. Butz, $10,742, and for Mr. Wilson $7,052. The amounts in this column also include the aggregate incremental costs for the following: for Mr. Walter, financial planning, executive long-term disability insurance, personal use of the Company airplane, a golf club membership, an airline club membership and reserved parking; for Mr. Foster, executive long-term disability insurance, a golf club membership, and reserved parking; for Mr. Butz, executive long-term disability insurance, an airline club membership, commuting expenses ($47,353) and tax gross-up on these expenses ($36,149); and for Mr. Wilson, financial planning, executive long-term disability insurance, a golf club membership, an airline club membership, reserved parking, relocation-related expenses ($33, 334) and tax gross-up on these expenses ($21,073). The aggregate incremental cost for each of the foregoing perquisites and personal benefits that were quantified was calculated based on the full amount the Company paid for such benefit times the percentage of personal use not reimbursed to the Company.

The Summary Compensation Table lists all 2006 compensation, as defined by the rules of the SEC, for the Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers. The base salary, Annual Incentives, and Long-Term Incentives (consisting of stock options, restricted stock, and a performance-based cash component), paid or awarded to these officers were determined by the Compensation and Organization Committee, as described in the Compensation Discussion and Analysis. The material terms of the Annual Incentive and Long-Term Incentive awards are described in the narrative to the Grants of Plan Based Awards Table. The material terms of the qualified and nonqualified defined benefit plans, which are the basis for the accruals reported in Column (h) of the Summary Compensation Table above, are described in the narrative to the Pension Benefits and Nonqualified Deferred Compensation tables, respectively.

Grants Of Plan-Based Awards Table 2006
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)(2)	Target ($)		Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
William G. Walter						—	—	—
	N/A	0	668,750	*	1,337,500
	2/23/06	345,450	690,900	**	1,381,800
	2/23/06								12,130			758,732
	2/23/06									28,130	62.55	645,302
W. Kim Foster						—	—	—
	N/A	0	273,653	*	547,306
	2/23/06	90,850	181,700	**	363,400
	2/23/06								3,190			199,535
	2/23/06									7,398	62.55	169,710
Milton Steele						—	—	—
	N/A	0	223,543	*	447,086
	2/23/06	77,100	154,200	**	308,400
	2/23/06								2,707			169,323
	2/23/06									6,277	62.55	143,994
Theodore H. Butz						—	—	—
	N/A	0	200,451	*	400,903
	2/23/06	77,100	154,200	**	308,400
	2/23/06								2,707			169,323
	2/23/06									6,277	62.55	143,994
D. Michael Wilson						—	—	—
	N/A	0	200,451	*	400,903
	2/23/06	77,100	154,200	**	308,400
	2/23/06								2,707			169,323
	2/23/06									6,277	62.55	143,994

(1)	The actual amount of the Annual Incentive awarded to the NEO is stated in footnote (2) to Column (g) of the Summary Compensation Table.
(2)	The annual incentive awards, which are denoted by a single asterisk in this table, have possible payouts at any point from zero to the respective maximums shown; therefore no threshold is given. For the performance-based cash component, denoted by a double asterisk in this table, a zero payout is possible, with the first payout thereafter equal to .5 times the target; therefore the threshold shown represents that latter amount, although such amount is not a guaranteed amount. Please see the narrative below for further explanation of the awards and how they are calculated.

Each of the awards contained in the Grant of Plan-Based Awards table above are granted under the Incentive Compensation and Stock Plan (“ICSP”), which is administered by the Compensation and Organization Committee (the “Committee”), in accordance with principles set forth in the Compensation Discussion and Analysis. The ICSP provides for annual, as well as long-term incentive awards. The material terms of these awards are as follows:

Annual Incentive Awards

The Annual Incentive, represented by the values marked with a single asterisk (*) in the table above, is a cash award comprised of two components—a Business Performance Incentive (BPI) and an Annual Performance Incentive (API). The BPI is a financial measure focused on key performance objectives such as net income, earnings before interest and taxes (EBIT) and working capital. In 2006, the approved BPI measure for Messrs. Foster and Walter was net income from continuing operations. The business units, headed by Messrs, Butz, Steele and Wilson, had BPI measures of EBIT growth and working capital management. The actual Annual Incentive amounts earned in 2006 by the NEOs appear in footnote (2) to Column (g) of the Summary Compensation Table.

The API generally consists of a set of non-financial objectives specific to each NEO. The API factors may, in part, be subjective and may include measures such as the successful execution of strategy and growth initiatives, the correct response to changing market conditions, improving operating efficiency and safety performance, people development, and making timely management changes. The relative importance of each of these factors varies based on the strategic initiatives and operating requirements of each business or function.

The weighting of the API and BPI components varies from one business unit or functional area to another, reflecting the relative emphasis on business results vs. individual performance. Target payouts vary by position as a percentage of base salary and can range from zero to two times the target payout based on performance against the BPI and API objectives. The API and BPI objectives are designed to have a 50% probability of achievement at the target level, whereas the probability of achieving a threshold payment is significantly greater than 50%, and the probability of achieving the maximum payout is significantly less than 50%.

In 2006, the Committee established the Annual Incentive target for Mr. Walter at 75% of base salary, with a weighting of 60% for the BPI and 40% API. Mr. Foster’s Annual Incentive target was 55% of base salary, with a weighting of 50% BPI and 50% API. Each of the other NEOs also had an Annual Incentive target of 55% of base salary, but with a weighting of 70% BPI and 30% API.

Long Term Incentive Awards

Stock Option Awards

Stock options are a component of the long-term incentive (“LTI”) awards. They are nonqualified options which do not vest until the end of a prescribed period, which in general is approximately three years, at which time they vest in their entirety. The options have a term of ten years. Options are not transferable or assignable other than by will or the laws of descent in the event of death. Unvested options generally expire upon cessation of employment, except in certain circumstances. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail on the treatment of options subsequent to the cessation of employment.)

Restricted Stock Awards

Restricted stock awards, when used as a component of the LTI awards, are restricted for a period of three years. The recipient is entitled to receive dividend payments at a non-preferential rate (currently $.18 per share per quarter) during this period of restriction. Once the restriction expires, the shares are delivered to the NEO, less any shares used to satisfy statutory tax withholding obligations. Unvested restricted stock is generally cancelled upon cessation of employment, except in certain circumstances. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail on the treatment of restricted stock subsequent to the cessation of employment.)

Performance-Based Cash

Performance-based cash is also used as a component of the LTI awards. The performance- based cash component of an LTI award covers a three year cycle and will be paid out at the end of such cycle, provided performance targets are met and the NEO remains an employee of the Company at the time the payment is approved, except where cessation of employment is due to a change in control, death, disability, retirement on or after the age of 62, or termination not for cause. (See the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control” for additional detail.)

The performance-based cash component established for the 2006-2008 LTI award, represented by the values marked with a double asterisk (**) in the table above, is based on the Company achieving a relative performance measure of Total Shareholder Return (TSR) at or above the 25th percentile (the threshold) of an industry comparator group comprised of more than fifty companies identified by the Committee’s independent executive compensation consultant. (This comparator group includes all peer group companies used for purposes of compensation comparison, which are listed in the Compensation Discussion and Analysis.) For performance at the 25th percentile a payment of .5 times target will be made (no payment is made for performance at less than the 25th percentile). For performance at the 50th percentile (the target) a payout of one times target is made, and for performance at the 80th percentile, a payout of two times target is made.

During the three-year period covered by the performance-based cash component, the TSR performance measure will be calculated for each of the three calendar years, as well as for the three-year period as a whole. Each of these four periods carries a weight of 25% in calculating the final payout due. When the performance measure has been met for a particular calendar year during the three-year period of the award, 25% of the payout is “banked”, but is not considered “earned” and will not be paid until the three-year period has concluded and the payment approved, at which time an NEO must continue to be an employee of the Company in order to be paid, except in certain circumstances as noted above. In 2006 the Company surpassed its targeted performance for the first year of the 2006-2008 cycle; therefore 25% of the payout has been “banked.”

The performance-based cash component of the LTI award for the 2005-2007 three-year cycle was based on the same TSR performance measure and calculated using the same methodology as the 2006-2008 performance- based cash component described above. In 2006 the Company surpassed its targeted performance for the second year of the 2005-2007 cycle (as it did for the first year of the cycle in 2005), and therefore another 25% of this component was “banked” in 2006.

The performance-based cash component of the LTI award for the 2004-2006 three year cycle, in contrast to those granted for the two subsequent three year cycles described above, was based on net debt reduction as measured at the end of 2006. The Company achieved its net debt reduction target prior to the end of 2006 and the Committee approved a payout at the February 2007 meeting. The full amount for this 2004-2006 cash component, and the amount “banked” in 2006 in respect of the 2005-2007 and 2006-2008 cash components, all appear in footnote (2) to Column (g) of the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End Table 2006
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William G. Walter			—					—	—
	2,669			31.2762	4/21/2010	25,000	1,913,750
	21,924			36.6528	2/24/2008	18,620	1,425,361
	17,158			26.2602	2/10/2010	13,866	1,061,442
	154,114			38.8480	2/15/2011	12,130	928,552
	154,110			34.00	2/14/2012
	123,290			15.83	3/3/2013
		35,476		37.95	2/26/2014
		34,489		48.06	2/17/2015
		28,130		62.55	2/23/2016
W. Kim Foster			—					—	—
	17,158			26.2602	2/10/2010	15,000	1,148,250
	37,938			38.8480	2/15/2011	4,896	374,789
	37,940			34.00	2/14/2012	3,570	273,284
	30,350			15.83	3/3/2013	3,190	244,195
		9,328		37.95	2/26/2014
		8,875		48.06	2/17/2015
		7,398		62.55	2/23/2016
Milton Steele			—					—	—
	25,895			38.848	2/15/2011	4,155	318,065
	26,980			34.00	2/14/2012	3,030	231,947
	24,230			15.83	3/3/2013	2,707	207,221
		7,916		37.95	2/26/2014
		7,532		48.06	2/17/2015
		6,277		62.55	2/23/2016
Theodore H. Butz			—					—	—
	3,623			31.2762	4/21/2010	10,000	765,500
	7,245			36.6528	2/24/2008	4,155	318,065
	18,664			38.8480	2/15/2011	3,030	231,947
	18,660			34.00	2/14/2012	2,707	207,221
	13,570			15.83	3/3/2013
		7,916		37.95	2/26/2014
		7,532		48.06	2/17/2015
		6,277		62.55	2/23/2016
D. Michael Wilson			—
	17,406			38.848	2/15/2011	4,155	318,065
	17,410			34.00	2/14/2012	3,030	231,947
	4,650			15.83	3/3/2013	2,707	207,221
		7,916		37.95	2/26/2014
		7,532		48.06	2/17/2015
		6,277		62.55	2/23/2016

(1)	For the awards with an expiration date of 4/21/2010, the vesting date was 1/2/1998; for the awards with an expiration date of 2/24/2008, the vesting date was 1/2/2001; for the awards with an expiration date of 2/10/2010, the vesting date was 1/2/2003; for the awards with an expiration date of 2/15/2011, the vesting date was 1/2/2004; for the awards with an expiration date of 2/14/2012, the vesting date was 1/2/2005; and for the awards with an expiration date of 3/13/2013, the vesting date was 1/2/2006.

(2)	For the awards with an expiration date of 2/26/2014, the vesting date was 2/26/2007; for the awards with an expiration date of 2/17/2015, the vesting date is 2/17/2008; and, for the awards with an expiration date of 2/23/2016, the vesting date is 2/23/2009.

(3)	With respect to Mr. Walter’s award of 25,000 shares, Mr. Foster’s award of 15,000 shares and Mr. Butz’ award of 10,000 shares, the vesting date is 5/1/2007. With respect to Mr. Walter’s award of 18,620 shares, Mr. Foster’s award of 4,896 shares, and Mr. Steele, Mr. Butz and Mr. Wilson’s awards of 4,155 shares, the vesting date was 2/26/2007. With respect to Mr. Walter’s award of 13,866 shares, Mr. Foster’s award of 3,570 shares, Mr. Steele, Mr. Butz and Mr. Wilson’s awards of 3,030 shares, the vesting date is 2/17/2008. With respect to Mr. Walter’s award of 12,130 shares, Mr. Foster’s award of 3,190 shares, Mr. Steele, Mr. Butz and Mr. Wilson’s awards of 2,707 shares, the vesting date is 2/23/2009.

Option Exercises And Stock Vested Table 2006
	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
(a)	(b)	(c)	(d)	(e)
William G. Walter	43,658	1,678,276	—	—
W. Kim Foster	59,101	2,117,757	3,600	218,916
Milton Steele	15,000	666,404	12,500	786,250
Theodore H. Butz	7,245	221,808	3,000	182,430
D. Michael Wilson	8,000	353,460	10,000	662,280

Pension Benefits Table 2006
Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
William G. Walter	Qualified Plan	32.5	973,906	0
	Nonqualified Plan	32.5	9,864,840	0
W. Kim Foster	Qualified Plan	28.3	702,267	0
	Nonqualified Plan	28.3	2,846,728	0
Milton Steele	Qualified Plan	29.4	752,156	0
	Nonqualified Plan	29.4	2,393,250	0
Theodore H. Butz	Qualified Plan	15.5	210,824	0
	Nonqualified	15.5	444,256	0
D. Michael Wilson	Qualified Plan	9.1	96,229	0
	Nonqualified Plan	9.1	236,321	0

(1)	All credited years of service are the actual years of service under the relevant plan.

Pension Plans

The FMC Salaried and Nonunion Hourly Employees Retirement Plan (the “Qualified Plan”) is a non-contributory defined benefit plan that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), as a tax-qualified plan. All NEOs participate in this plan.

Under the Qualified Plan, an employee’s pension benefit is calculated based on credited company service and a final average year earnings (“FAYE”) formula. FAYE is determined using earnings from the highest sixty consecutive months out of the last one hundred and twenty calendar months that immediately precede the employee’s retirement date. Eligible compensation includes base salary (see Column (c) of the Summary Compensation Table), Annual Incentive pay (see footnote (2) to Column (g) of the Summary Compensation Table) and certain other performance payments and is subject to a statutory cap of $220,000 for 2006. However, not included are stock option gains, other equity awards and long-term performance-based cash.

Normal retirement age is sixty-five. Benefits at normal retirement are calculated using the formula described below.

The retirement formula is 1.0% of FAYE up to the Social Security covered compensation base plus 1.5% of FAYE in excess of the Social Security covered compensation base times years of credited service (up to thirty-five years) plus 1.5% of FAYE times years of credited service in excess of thirty-five. The actual benefit amount depends on the form of payment selected by the employee, i.e. individual life annuity, joint and survivor annuity or level income option. All benefits under the Qualified Plan are paid as an annuity. The amounts reflected for the Qualified Plan in the Pension Table are actuarial present values of the single life annuity that would be payable at age 62 which is the earliest age an NEO can retire without a benefit reduction. There is no Social Security offset.

Early retirement is defined as retirement from active service when an employee reaches age fifty-five with a minimum of ten years credited service. Messrs. Foster, Steele and Walter meet the age and service requirements to qualify for early retirement benefits as of December 31, 2006. Employees who elect early retirement receive an actuarially reduced pension. This reduction is 4% per year for each year prior to age sixty-two. The maximum reduction is 28% (62-55 x .04) of the age sixty-five benefit calculation. At age sixty-two and older, there is no actuarial reduction in the benefit.

The IRC limits the annual benefits that may be paid from a tax-qualified retirement plan and, as noted above, the compensation that may be taken into account in calculating those benefits. The company has adopted permitted supplemental arrangements to maintain total benefits during retirement.

The Salaried Employees Equivalent Plan (the “Nonqualified Plan”) is a non-contributory retirement restoration plan. This plan is not intended to meet the requirements of Section 401(a) of the IRC and is not tax advantaged. All NEOs are participants in the Nonqualified Plan. These supplemental benefits are calculated using the same formula described above without regard to the IRC limits. The Nonqualified Plan amounts reflected in the Pension Benefits Table above are paid in a lump sum, six months following the employee’s retirement. There is no annuity option.

Actuarial assumptions used to determine the present value of the accumulated benefits under the Qualified Plan and Nonqualified Plan as of December 31, 2006 are as follows:

•	Present value of Qualified Plan benefit calculated as amount payable at the first unreduced age (62) using 12/31/2006 FAS87 disclosure assumptions (6.0%, RP200CH) and reflecting discounting of present value back to 12/31/06 using FAS87 interest only (6.0%)

•	Present value of Nonqualified Plan benefit calculated as amount payable at first unreduced age (62) using 12/31/2006 FAS87 lump sum assumptions (4.5%, 94RR0162) and reflecting discounting of present value back to 12/31/06 using FAS87 interest only (6.0%)

Nonqualified Deferred Compensation Table 2006
Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($)(1) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
William G. Walter	33,027	33,027	516,897	—	2,151,836
W. Kim Foster	34,961	34,961	187,769	—	801,794
Milton Steele	125,651	25,603	405,482	—	1,600,719
Theodore H. Butz	24,344	17,389	76,461	—	419,980
D. Michael Wilson	208,585	24,566	259,098	—	1,745,980

(1)	The amounts listed in this column include the following amounts which are reported as compensation in the amounts stated in Column (i), All Other Compensation, of the Summary Compensation Table : for Mr. Walter, $33,027; for Mr. Foster, $34,961; for Mr. Steele, $25,603; for Mr. Butz, $17,389; and for Mr. Wilson, $24,566.

The FMC Nonqualified Savings and Investment Plan (the “Nonqualified Savings Plan”) is a voluntary deferred compensation plan available to employees whose annual compensation exceeds $140,000. The Nonqualified Savings Plan mirrors the FMC Corporation Savings and Investment Plan (the “Qualified Savings Plan”), which is a tax-qualified savings plan under Section 401(k) of the IRC.

Participants in the Qualified Savings Plan are subject to certain contribution and earnings limits set under Sections 402(g) and 401(a)(17) of the IRC. The Nonqualified Savings Plan is used to facilitate the continuation of these contributions beyond the limits allowed under the Qualified Savings Plan. In 2006, the Company’s matching contribution under both plans was 100% of the amount deferred up to a maximum of 5% of eligible earnings, i.e. base salary and annual incentive paid in fiscal year 2006.

In addition to the contributions to the Nonqualified Saving Plan described above, participants are entitled to elect to defer, in advance of a particular fiscal year, base salary and annual incentive into the Nonqualified Savings Plan, which deferrals are not eligible for matching contributions. Such deferrals must be elected annually, and a distribution election must be made at the time of deferral. Employees may defer 1% to 50% of their base salaries and up to 100% of their annual incentive compensation.

Compensation contributed or deferred under the Nonqualified Savings Plan is deemed invested by the participant in one of twenty-five investment choices offered to all participants. All investments, except for the FMC Stock Fund, are mutual funds, and all investments may be exchanged by the participant at any time. Earnings on investments are market earnings. There are no programs or provisions for guaranteed rates of return. Distributions under the Nonqualified Savings Plan must occur at the earlier of separation of service plus six months or at a designated time or interval set by the participant. Distributions may be in lump sum or installments as determined by the participant’s distribution election.

The Nonqualified Savings Plan is subject to certain disclosure and procedural requirements of ERISA, but as a “top hat” plan is not subject to the eligibility, vesting, accrual, funding, fiduciary responsibility and similar requirements of ERISA. This plan represents an unfunded liability and all amounts listed in the table above are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy.

Potential Payments Upon Termination or Change in Control

Change in Control Not Involving a Termination In the event of a change in control (as described below) of the Company not accompanied by the termination of an NEO’s employment, the NEO’s unvested LTI awards (restricted stock, stock options, and performance-based cash components) would immediately vest. The market values for each NEO’s unvested restricted stock and stock option awards as of year-end 2006 are set forth in footnotes (4) and (6), respectively, to the table below. A value for each NEO’s unvested performance-based cash component as of year-end 2006 is set forth in the relevant section of Column (b) of the table below, calculated as provided in footnote (11) to the table. In addition, if, upon a change in control, the NEO’s Annual Incentive is not yet fully earned and calculable, the Compensation and Organization Committee (the “Committee”) will determine the amount to be paid, which payment shall be made in a lump sum and shall not exceed the maximum payout for such Annual Incentive. As of December 31, 2006, each NEO’s 2006 Annual Incentive would already have been fully earned; such amounts are set forth in footnote (2) to Column (g) of the Summary Compensation Table.

Change in Control Involving a Termination If a change in control (as described below) of the Company occurred and if, within two years of that change of control (1) the employment of an NEO were terminated without cause or an NEO were to voluntarily terminate his employment because his duties, location, salary, compensation or benefits were substantially changed or reduced; or (2) in the case of Mr. Walter, he would voluntarily terminate his employment in the thirteenth month following a change in control or his employment would otherwise cease prior to such thirteenth month due to retirement, death or disability; pursuant to an Agreement between the Company and each NEO, the NEO would be entitled to the payments or benefits set forth in Column (b) of the table below.

In general, the following are considered to be changes in control: (a) a third party’s acquisition of twenty percent or more of the Company’s Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

Termination not for Cause Under Executive Severance Guidelines The Company maintains Executive Severance Guidelines as approved and adopted by the Committee regarding the termination of NEOs and the payment of benefits to an NEO who is terminated for reasons other than death, disability, retirement, change in control or for cause. In the event of such a termination covered by the Guidelines, the NEO would be entitled to the payments or benefits set forth in Column (c) of the table below. Deviations from the Guidelines must be reviewed and approved by the Committee. Any NEO receiving payments or benefits pursuant to the Guidelines must sign a non-solicitation, non-compete and confidentiality agreement as a condition to the payment of any benefit under the Guidelines.

Termination Under Certain Other Circumstances The table below also describes the benefits that an NEO would have received had he ceased employment on December 31, 2006 for the following reasons: (i) death or disability, (ii) resignation or termination for cause, (iii) early retirement (age 55-62), and (iv) retirement at age 62 and above.

Potential Payments Upon Termination or Change in Control
Benefit and Name (a)	Change in Control Involving a Termination (b)	Executive Severance Guidelines (c)	Death or Disability (d)	Termination for Cause or Resignation (e)	Early Retirement (f)	Retirement at age 62 and over (g)
Base Salary and Annual Incentive	(1)	(2)	N/A	N/A	N/A	N/A
William G. Walter	$6,440,438	$1,968,750
W. Kim Foster	$2,818,013	$968,750
Milton Steele	$2,338,139	$787,482
Theodore H. Butz	$1,821,464	$729,289
D. Michael Wilson	$1,750,293	$729,289
Transition benefits (3)			N/A	N/A	N/A	N/A
William G. Walter	$139,283	$139,283
W. Kim Foster	$93,077	$93,077
Milton Steele	$84,081	$84,081
Theodore H. Butz	$81,193	$81,193
D. Michael Wilson	$81,193	$81,193
Restricted Stock	Stock immediately vests. (4)	A prorated amount of stock immediately vests. (5)	Stock immediately vests. (4)	Stock is cancelled.	Stock is cancelled.	Stock remains in force, except un vested Key Manager Awards which are cancelled. (4)
Stock Options	Options immediately vest. (6)	Options that vest within one year remain in force. (7)	Options immediately vest. Options expire no later than five years after death or disability. (6)	Unvested options are cancelled. If termination is for cause, vested options immediately expire. If NEO resigns, vested options expire three months after resignation. (8)	Unvested options are cancelled. Vested options expire depending on when granted. (8) (9)	Unvested options remain in force. Vested options expire depending on when granted. (6)(10)
Performance-Based Cash Component	Award immediately vests. (11)	A prorated amount vests. Payment is contingent on performance measures being met. (12)	Award remains in force. Payment is contingent on performance measures being met. (13)	Award cancelled if not vested.	Award cancelled if not vested.	A prorated amount vests. Payment is contingent on per formance measures being met. (12)
William G. Walter	$2,932,825	$1,914,650	$2,932,824			$1,914,650
W. Kim Foster	$641,485	$419,510	$641,485			$419,510
Milton Steele	$544,255	$355,905	$544,255			$355,905
Theodore H. Butz	$544,255	$355,905	$544,255			$355,905
D. Michael Wilson	$544,255	$355,905	$544,255			$355,905
Medical and Dental Benefits	Benefits continue for three years.	Benefits continue for fifteen months.	N/A	N/A	N/A	N/A
William G. Walter	$108,259	$45,108
W. Kim Foster	$75,193	$31,330
Milton Steele	$55,290	$23,037
Theodore H. Butz	$49,891	$20,788
D. Michael Wilson	$49,027	$20,428
Pension Enhancement	Three age/service credits are added under Nonqualified Plan. (14)	Rule of 65 ap plies to Quali fied Plan. (15)	N/A	N/A	N/A	N/A
William G. Walter	$1,371,968	N/A
W. Kim Foster	$955,625
Milton Steele	$790,334
Theodore H. Butz	$91,913
D. Michael Wilson	$78,430
Excise Tax Gross Up		N/A	N/A	N/A	N/A	N/A
William G. Walter	$5,311,577
W. Kim Foster	$1,903,011
Milton Steele	$1,705,208
Theodore H. Butz	$1,186,156
D. Michael Wilson	$994,344
		See footnotes on next page.

(1)	With respect to base salary and annual incentive, the amount shown is equal to three times the sum of base salary plus annual incentive, calculated by using the higher of the target annual incentive award or the average of the actual annual incentive awards in the previous two years.

(2)	With respect to base salary and annual incentive, the amount shown is equal to the sum of fifteen months of base salary plus target annual incentive.

(3)	The transition benefits consist of outplacement ($40,000), earned and accrued vacation (assuming one year’s entitlement accrued), and financial and tax planning.

(4)	See Column (h) of the Outstanding Equity Awards at Fiscal Year-End Table for the value as of December 29, 2006 (the last business day of 2006) of the unvested restricted stock.

(5)	The prorated number of shares in respect of unvested restricted stock awards is based on the amount of time left in the vesting period as of the date of termination and has a market value based on the stock price on December 29, 2006 of $4,007,035 for Mr. Walter, $1,641,368 for Mr. Foster, $499,701 for Mr. Steele, $1,201,410 for Mr. Butz, and $499,701 for Mr. Wilson.

(6)	The unvested stock options have a market value based on the difference between the exercise price and the stock price at December 29, 2006 of $2,745,785 for Mr. Walter, $716,482 for Mr. Foster, $608,022 for Mr. Steele, $608,022 for Mr. Butz, and $608,022 for Mr. Wilson. The vested stock options have a market value based on the difference between the exercise price and the stock price at December 29, 2006 of $21,712,370 for Mr. Walter, $5,750,410 for Mr. Foster, $3,595,538 for Mr. Steele, $2,774,706 for Mr. Butz, and $1,679,385 for Mr. Wilson. Please note, however, that the ultimate value of the foregoing options will depend on the stock price on the date of exercise.

(7)	The NEO has the right to retain stock options that would have vested on their own terms within one year from the date of termination, with the right to exercise such options until twelve months after they vest, as well as the right to exercise vested options until twelve months after termination. The options that will vest in one year have a market value based on the difference between the exercise price and the stock price at December 29, 2006 of $1,369, 374 for Mr. Walter, $360,061 for Mr. Foster, $305,588 for Mr. Steele, $305,558 for Mr. Butz, and $305,558 for Mr. Wilson. The vested options have a market value based on the difference between the exercise price and the stock price at December 29, 2006 of $21,712,370 for Mr. Walter, $5,750,410 for Mr. Foster, $3,595,538 for Mr. Steele, $2,774,706 for Mr. Butz, and $1,679,385 for Mr. Wilson. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.

(8)	The vested stock options have a market value based on the difference between the exercise price and the stock price at December 29, 2006 of $21,712,370 for Mr. Walter, $5,750,410 for Mr. Foster, $3,595,538 for Mr. Steele, $2,774,706 for Mr. Butz, and $1,679,385 for Mr. Wilson. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.

(9)	All vested options granted prior to April 1997 remain exercisable until the expiration date; those granted after April 1997 remain exercisable until the earlier of the expiration date or five years following early retirement.

(10)	All vested options granted prior to April 1997 remain exercisable until the expiration date; those granted after April 1997, as well as any unvested options, remain exercisable until the earlier of the expiration date or five years following retirement.

(11)	The unvested performance-based cash is payable in a lump sum, based on performance measures met as of December 31, 2006 and assuming a payout at target for the remaining years of the applicable three year cycles.

(12)	The prorated value for the unvested performance-based cash is based on the period of time left in the three year cycle as of the date of termination and calculated on the basis of the performance measures that have been met as of such date and assuming performance measures are met at target for the remaining years of the applicable three year cycle, to be paid in a lump sum after the end of the normal three year cycle.

(13)	Based on performance measures met as of December 31, 2006 and assuming performance measures are met at target for the remaining years of the applicable three year cycles, to be paid in a lump sum after the end of the normal three year cycle.

(14)	This amount is valued on an early retirement basis in cases where the NEO is not yet eligible for normal retirement.

(15)	The Rule of 65 is applied under the Executive Severance Guidelines when termination is the result of a job elimination in connection with an organizational change. It provides that when age plus years of service total 65, the NEO is entitled to an early retirement benefit with a reduction factor of 4%, provided he has at least ten years of service. No values are provided in this column with respect to the Rule of 65 benefit, since Messrs. Walter, Foster and Steele would not need to take advantage of such Rule given their respective ages and service credits as of December 31, 2006, and Messrs. Butz and Wilson would not reach a total of 65 under the Rule given their respective ages and service credits.

In addition to the foregoing, each NEO would be paid his Annual Incentive for 2006 (see footnote (2) to Column (g) of the Summary Compensation Table); and the aggregate benefits accrued by the NEO in the nonqualified defined contribution plan set forth in Column (f) of the Nonqualified Deferred Compensation Table, payable in a lump sum or installments commencing six months after cessation of employment, or at a designated time or interval specified by the NEO. The NEO would also be entitled to his accumulated benefit under the nonqualified defined benefit plan, payable in a lump sum six months after retirement. For Messrs. Butz and Wilson, who are not eligible for early retirement, the present value of this benefit is set forth in Column (d) of the Pension Benefits Table. For Messrs Walter, Foster and

Steele, who are eligible for early retirement and therefore assumed to have taken such retirement at December 31, 2006, the present value of this benefit is $9,992,211 for Mr. Walter, $3,211,281 for Mr. Foster and $2,656,478 for Mr. Steele. In addition, the NEO would be eligible for retirement benefits under the qualified defined benefit plan and a payout under the qualified defined contribution (401(k)) plan, in accordance with the terms of those plans, which are available to all employees on a non-discriminatory basis.

Compensation and Organization Committee Report

This Compensation and Organization Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Committee has reviewed and discussed the Compensation, Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation, Discussion and Analysis be included in the Company’s annual report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation and Organization Committee:

Edward J. Mooney, Chairman

C. Scott Greer

Paul J. Norris

William F. Reilly

Enrique J. Sosa

VII. Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC, initial reports of ownership and reports of changes in beneficial ownership of Common Stock. Executive officers, directors and greater than ten percent shareholders (collectively, the “Reporting Persons”) are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of forms filed with the SEC and information provided by Reporting Persons to the Company, it is believed that all Section 16(a) requirements were fully met by all Reporting Persons with respect to the year ended December 31, 2006, with the exception of one late report for each of two executive officers who received a key manager restricted stock award. The reports were late by four days. In each case, the delay was the result of administrative error and was not caused by the officers.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934,

notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

During the past year, the Audit Committee met eight times, including telephonic meetings, to discuss quarterly results and other matters. In carrying out its duties, the Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management and KPMG, the company’s independent registered public accounting firm;

•	Discussed with KPMG the matters required to be discussed by auditing standards that govern communications with audit committees;

•	Discussed various matters with KPMG related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between KPMG and management.

•	Received the written disclosures and the letter from KPMG as required by Independence Standards Board Standard No.1, and has confirmed with KPMG its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The preceding report has been furnished by the following members of the Audit Committee:

G. Peter D’Aloia, Chairman

Patricia A. Buffler

Edward J. Mooney

Enrique J. Sosa

Expenses Relating to this Proxy Solicitation

The Company will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, Company officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. The Company also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Company stock and obtaining the proxies of those owners. The Company has not engaged a solicitation firm in connection with this proxy solicitation.

Andrea E. Utecht

Vice President,

General Counsel and Secretary

FMC Corporation

1735 Market Street

Philadelphia, PA 19103

Notice of

Annual Meeting of Stockholders

April 24, 2007

and Proxy Statement

FMC Corporation

1735 MARKET STREET PHILADELPHIA, PENNSYLVANIA 19103

VOTE BY INTERNET - FMC Corporation - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the day before the meeting date or, if you hold shares under an employee benefit plan, until 11:59 P.M. Eastern Time on the cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the cut-off date or the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

Do not return this proxy card if you vote by Internet or telephone.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FMCRP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FMC CORPORATION

The Board of Directors recommends a vote FOR

the listed nominees.

1. Election of two Directors to serve in Class III for a term expiring in 2010 as set forth in the Proxy Statement - Nominees: 01) William F. Reilly 02) William G. Walter	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐	______________________________________________________________

The Board of Directors recommends a vote FOR the following proposal:	For	Against	Abstain

2. Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears hereon, if the stock is registered in the names of two or more persons each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating such officer’s title. If the signer is a partnership, please sign the partnership name by an authorized person.

For address changes, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

FMC CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints W. Kim Foster and Andrea E. Utecht, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side of this proxy, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Corporation to be held at 2:00 P.M., Tuesday, April 24, 2007, at the Top of the Tower, 50th Floor, 1717 Arch Street, Philadelphia, Pennsylvania or any adjournments or postponements thereof.

If shares of FMC Corporation common stock are held for the account of the undersigned under any employee plan that grants to the undersigned the right to direct the voting of such shares (each such plan being referred to as a “Plan”), then the undersigned hereby directs the trustee of each Plan to vote all shares of FMC Corporation common stock in the undersigned’s account under such Plan at the Annual Meeting, or any adjournments or postponements thereof, in the manner indicated on the reverse side of this proxy, and in the discretion of the trustee as to any other matter that may properly come before the Annual Meeting.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 [or, if you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 19, 2007 how to vote these shares, or (if you vote on some but not all proposals), the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote these undirected shares in proportion to the votes received from other participants, and in the case of other employee plans, vote these shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.]

Address Change:

(If you noted any Address Change above, please mark the corresponding box on the reverse side.)